Exhibit 99.1

January 20, 2021

Dear Shareholders, Colleagues, and Business Partners,

Without question, 2020 was an extraordinary year in so many ways. I would first like to acknowledge the impact that so many have felt in their everyday lives as a result of the COVID-19 pandemic and the ongoing effort and dedication of first responders, health care workers and biomedical innovators that are that leading us through these challenging times. Everyone at InMed shares your commitment and goal of bringing innovative solutions to treat and prevent debilitating diseases while restoring and improving quality of life.

INM-755 Program: With General Safety and Tolerability Established, Moving Forward

In 2020, InMed completed not one but two Phase 1 trials with INM-755 cream in healthy volunteers. We reported results from the first trial, 755-101-HV, in November that demonstrated INM-755 cream was safe and well-tolerated on intact skin, caused no systemic or serious adverse effects, and there were no subject withdrawals due to adverse events. Drug concentrations in the blood were very low as expected with topical administration. INM-755 cream was well tolerated when applied to intact skin for 14 days under treatment procedures designed to create intense conditions for assessing skin irritation potential.

The second 14-day trial, 755-102-HV, was also completed in 2020 with results reported earlier this month. This study demonstrated INM-755 cream to be safe and well tolerated on the skin of healthy volunteers with induced epidermal wounds designed to mimic wounds commonly found on EB patients. Importantly, the daily application of INM-755 cream did not interfere with normal wound healing.

Additional details of the results of these trials can be found in our press releases from November 25, 2020 and January 8, 2021.

Overall, the data from these two trials, taken together, inform and enable us to file applications for a Phase 2 efficacy and safety study in EB patients with INM-755 cream in 2021.

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IntegraSynTM: Biosynthesis, Evolved

In 2020, working with leading contract development and research organizations including Almac, we continued to establish the potential and practice of manufacturing rare and other cannabinoids using IntegraSynTM. The advances in this program led to the filing of a series of patent applications as well as the initiation of a collaboration with BayMedica, through which they will assess the impact of our enzymes on increasing production yields in their biosynthesis system. Under this same agreement, InMed is granted access to certain cannabinoid analogs in BayMedica’s extensive library for the identification of potential therapeutic candidates. Though still in the exploratory stage, this collaboration serves as an example of the potential InMed sees for IntegraSyn™ to facilitate the manufacture of a wide range of cannabinoids and the potential monetization of IntegraSynTM through licensing opportunities.

Pharmaceutical grade manufacturing comes with a unique set of quality and regulatory considerations, constrictions and requirements. Through 2020, we made considerable progress in ensuring we meet these criteria and we anticipate having a GMP process in place with IntegraSynTM in 2021. We look forward to continuing to update shareholders as we make this transition.

INM-088 Program for the Treatment of Glaucoma: The Foundation is Set

In 2020, following the filing of patent filings, we were excited to publicly share glimpses into the strong body of preclinical research results which demonstrates both an intraocular pressure (IOP) relieving effect and, perhaps more interestingly, the neuroprotective effect of cannabinol (CBN). These research studies, both in vitro and in vivo, specifically demonstrated that CBN had a relatively strong effect in both reducing IOP and preventing nerve cell damage at the back of the eye under normal and elevated IOP conditions. This nerve damage is the hallmark phenomenon characteristic of glaucoma and the blindness that unfortunately results as a consequence. Additional details of these results can be found in our press release issued May 27, 2020.

With this compelling evidence in hand, we were active in assessing various topical formulations of CBN suitable for ocular treatment and, in 2020, we succeeded in selecting a final delivery technology to overcome common challenges with eye drop therapies, including solubility, localization and sustained effect. This selection was made after extensive testing of multiple candidates against several criteria. This technology assessment resulted in a licensing agreement with EyeCRO for the MiDROPs® technology, granting InMed exclusive, global rights for the utilization of this technology for the commercialization of all cannabinoids and their variants.

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With the MiDROPS® delivery technology and CBN we are now in position to finalize the formulation and manufacturing process to allow for the initiation of IND-enabling toxicology studies with INM-088 this calendar year.

Financial Update

With prudent capital constraints in place, we were pleased to be able to continue to progress our programs through the course of 2020 without significant delays. In November, following a related and necessary share consolidation earlier in the year, we successfully completed a USD$8M financing and completed a Nasdaq IPO under the ticker symbol INM. The proceeds of that financing are specifically earmarked to further advance our therapeutic development programs and the IntegraSynTM platform.

Excluding the net proceeds of that transaction, as of September 30th, 2020, our cash, cash equivalents, and short-term investments stood at US$4.5 million. As mentioned earlier, the capital conservation measures we proactively enacted had minimal impact in delaying our progress. We look forward to applying this newly raised capital efficiently in the months ahead to advance our clinical trial efforts with INM-755, preclinical development of INM-088 and support our collaboration with BayMedica and the advancement of IntegraSynTM.

Looking Ahead: Leveraging a Solid Foundation in 2021

We have made significant advancements in all of our programs this last year. In addition to all of the continued development plans described above, we are investing considerable resources towards pursuing business development opportunities for each program with prospective research, development and commercialization partners.

InMed has been fortunate that the COVID-19 pandemic, and related restrictions, have had a minimal impact on our research and clinical activities through 2020. The extent to which the pandemic may affect our activities in 2021, as with all things COVID-related, is uncertain, but we currently do not foresee a greater impact than what we saw in 2020. Again, I would like to express my ongoing gratitude to our dedicated team at InMed as well as to our industry partners, collaborators and the individuals that participated in our clinical trials. Their diligent commitment and efforts, navigating through the ongoing work and social restrictions of this past year, is a testament to their steadfast dedication.

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I would also again like to thank our shareholders for their commitment, patience and support as we continue to achieve key milestones along a characteristically arduous therapeutic development path, but one with profound potential. 2021 will be another year full of important events and anticipated announcements, and I look forward to updating you in the coming months as we continue to execute on our strategy. Everyone at InMed is grateful for your continued support. In the meantime, we would like to extend to you our best wishes for peace, prosperity and good health in 2021.

Sincerely,

Eric A. Adams

CEO, InMed Pharmaceuticals

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Cautionary Note Regarding Forward-Looking Information:

This letter contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: bringing innovative solutions to treat and prevent debilitating diseases while restoring and improving quality of life; being in a position to file applications for a Phase 2 efficacy and safety study in EB patients with INM-755 cream in 2021; establishing the potential and practice of manufacturing rare and other cannabinoids using IntegraSyn™; assessing the impact of InMed’s enzymes on increasing production yields in BayMedica Inc.’s biosynthesis system; the potential for IntegraSyn™ to facilitate the manufacture of a wide range of cannabinoids and the potential monetization of IntegraSyn™ through licensing opportunities; meeting the quality and regulatory considerations, constrictions and requirements of pharmaceutical grade manufacturing under Good Manufacturing Process (GMP) with IntegraSyn™ in 2021; demonstrating both an intraocular pressure (IOP) relieving effect and a neuroprotective effect of cannabinol (CBN) with INM-088 under normal and elevated IOP conditions; being able to overcome common challenges with eye drop therapies, including solubility, localization and sustained effect utilizing the MiDROPs® technology; being in a position to finalize the formulation and manufacturing process to allow for the initiation of IND-enabling toxicology studies with INM-088 this calendar year; further advancing the Company’s therapeutic development programs and the IntegraSyn™ platform with the proceeds of the November 2020 financing; pursuing business development opportunities for each of the Company’s programs with prospective research, development and commercialization partners; COVID-19 related impacts having no greater an impact on the Company that in 2020; continuing to achieve key therapeutic development milestones with profound potential; and 2021 being full of important events and anticipated announcements. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions regarding, among other things: continued and timely positive preclinical and clinical efficacy data; the speed of regulatory approvals; the effectiveness of patent protection; demand for InMed's products; the continuing impact of COVID-19, the continued availability of key personnel; and continued economic and market stability. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, except as required by law.

Additionally, there are known and unknown risk factors which could cause InMed's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. Known risk factors include, among others: preclinical and clinical trials may not proceed as expected, or at all; regulatory filings may not be filed or approved on a timely basis, or at all; InMed’s biosynthesis process may not produce the desired level of results; product candidates may not achieve their expected level of success; key personnel may become unavailable; the outbreak and impact of COVID-19 may worsen; and economic, market, or regulatory conditions may worsen. Readers are cautioned that the foregoing list is not exhaustive. A more complete discussion of the risks and uncertainties facing the Company appears in the Company’s filings with the Securities and Exchange Commission and in the Company’s annual information form dated September 23, 2020, a copy of which is available on SEDAR at www.sedar.com.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

NEITHER THE TORONTO STOCK EXCHANGE NOR ITS REGULATIONS SERVICES PROVIDER HAVE REVIEWED OR ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS LETTER

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